UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 22, 2014

FleetCor Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-35004	72-1074903
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5445 Triangle Parkway, Suite 400, Norcross, Georgia		30092
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(770) 449-0479

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2014, upon the recommendation of the Compensation, Nominating and Corporate Governance Committee, Mr. Joseph W. Farrelly was appointed to the board of directors of FleetCor Technologies, Inc. (the "Company"). The board of directors increased its size to nine directors to accommodate the appointment. Mr. Farrelly will serve as a Class III director with a term ending in 2016. He was not elected pursuant to any arrangement or understanding with the Company or any other person.

Mr. Farrelly, 70, is Senior Vice President, Chief Information Officer at Interpublic Group of Companies, Inc. (NYSE:IPG), a global provider of advertising and marketing services. Prior to joining Interpublic Group in 2006, he has held the position of Executive Vice President and Chief Information Officer at Aventis, Vivendi Universal, Joseph E. Seagrams and Sons, and Nabisco. His experience covers the advertising, pharmaceutical, consumer products, entertainment, financial services and software industries. Mr. Farrelly is currently a member of the board of directors of NetNumber Inc. He previously serviced as a director of Helium, GridApps, and Aperture Technologies, Inc., all of which were acquired by larger companies in their respective industries.

Mr. Farrelly has been granted 1,200 shares of restricted common stock of the Company, consistent with the Company’s standard non-employee director compensation package. The restricted shares vest on January 1, 2015, provided he remains a director on such date. An indemnification agreement on the Company’s standard form has also been entered into with Mr. Farrelly.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FleetCor Technologies, Inc.

April 29, 2014	By:	/s/ Sean Bowen

Name: Sean Bowen
Title: General Counsel